The Bear Stearns Companies Inc. 383 Madison Avenue New York, NY 10179 Tel (212) 272-2000 www.bearstearns.com
Contacts:	Elizabeth Ventura	(212) 272-9251
Russell Sherman	(212) 272-5219

BEAR STEARNS COMMENTS ON BSAM STRUCTURED CREDIT STRATEGIES FUNDS AND WILL HOLD A CONFERENCE CALL ON JUNE 22, 2007 AT 12:30 PM

NEW YORK, NY – June 22, 2007 – The Bear Stearns Companies Inc. (NYSE: BSC) announced today that it has offered to provide up to $3.2 billion in secured financing to The Bear Stearns High-Grade Structured Credit Fund (High-Grade Fund), a hedge fund managed by Bear Stearns Asset Management (BSAM). The Bear Stearns facility, which is in the form of a collateralized repurchase agreement, will enable the Fund to replace current secured financing, improve the Fund’s liquidity and facilitate an orderly de-leveraging of the Fund in the marketplace. Over the past few weeks, the High-Grade Fund and The Bear Stearns High-Grade Structured Credit Enhanced Leveraged Fund (Enhanced Fund) have experienced high levels of margin calls and have had difficulty in creating necessary liquidity and working capital to continue to operate the Funds.  BSAM will continue to work with creditors and counterparties of the Enhanced Fund to reduce leverage in an orderly manner and improve liquidity.

Rich Marin, Chief Executive Officer of BSAM said, “We are working with counterparties to stabilize the situation by reducing the Funds’ leverage and improving the liquidity.  Our goal is to achieve the best possible results for the Funds’ investors under the circumstances and our efforts and our discussions with counterparties are ongoing.”

James E. Cayne, chairman and chief executive officer of The Bear Stearns Companies, Inc. commented that, “The uncertainty in the marketplace surrounding these Funds has made an orderly de-leveraging difficult. By providing the facility we believe we will stabilize financing, reduce uncertainty in the marketplace and allow for an orderly process to de-leverage the High Grade Fund.”

The conference call will be led by Sam Molinaro, Executive Vice President and Chief Financial Officer and will be held at 12:30 p.m., (ET) on June 22, 2007. Those wishing to listen to the call should dial toll-free 1-800-374-2412 (or 1-706-634-7253 for international callers) at least 10 minutes prior to the start of the call to ensure connection to the conference. The conference call will also be accessible through the firm’s Web site at www.bearstearns.com.

Certain statements contained in this discussion are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those discussed in the forward-looking statements. For a discussion of the risks and uncertainties that may affect the company’s future results, please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Management” in the company’s 2006 Annual Report to Stockholders and similar sections of the company’s quarterly reports on Form 10-Q which have been filed with the Securities and Exchange Commission.

Founded in 1923, The Bear Stearns Companies Inc. (NYSE: BSC) is a leading financial services firm serving governments, corporations, institutions and individuals worldwide. The Company’s core business lines include institutional equities, fixed income, investment banking, global clearing services, asset management, and private client services. Headquartered in New York City, the company has approximately 15,000 employees worldwide. For additional information about Bear Stearns, please visit the firm’s web site at www.bearstearns.com.